Chelsey Direct, LLC

Chelsey Acquisition, Inc.

110 East 59th Street

New York, NY 10016

March 7, 2007

Hanover Direct, Inc.

1500 Harbor Boulevard

Weehawken, NJ 07086

Re: Agreement and Plan of Merger dated as of November 27, 2006 by and among Chelsey Direct, LLC, Chelsey Acquisition, Inc. and Hanover Direct, Inc. (the “Merger Agreement”)

Gentlemen:

We refer to the Merger Agreement. All terms not otherwise defined herein shall have the same meaning as in the Merger Agreement.

The parties hereby agree to the following amendments to the Merger Agreement:

1. Correction of Representation Regarding Requisite Vote For Merger. Section 3.3(d) of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

The affirmative vote (in person or by proxy) of the holders of two thirds of the outstanding shares of the Series C Preferred Stock and a majority of the outstanding shares of Company Common Stock and Series C Preferred Stock, voting together as a class, at the Company Stockholders Meeting or any adjournment or postponement thereof in favor of the adoption of this Agreement (the “Company Stockholder Approval”) is the only vote or approval of the holders of any class or series of capital stock of the Company or any of its Subsidiaries which is necessary to adopt this Agreement and approve the Transactions.

2. Extension of Outside Date. Section 7.1(b)(i) of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

(i) if the Merger shall not have been consummated on or before April 30, 2007 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to a party if the failure of the Merger to have been consummated on or before the Outside Date was primarily due to the failure of such party or any Affiliate of such party to perform any of its obligations under this Agreement; or

3. No Further Amendments. Except as amended hereby, the Merger Agreement shall remain in full force and effect.

Hanover Direct, Inc.

March 7, 2007

If the foregoing correctly reflects your agreement with the matters provided for above, please sign below and return a fully executed copy to my attention.

Very truly yours,
CHELSEY FINANCE, LLC

By /s/ William Wachtel
William Wachtel, Manager

CHELSEY ACQUISITION, INC.

By /s/ William Wachtel
William Wachtel, President

AGREED TO:

HANOVER DIRECT, INC.

By /s/ Wayne Garten

Wayne Garten,
President & Chief Executive Officer